Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-140701,  333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406, 333-194833, 333-203028, 333- 210420, 333-216893, 333-223838, 333-230391, 333-270903 and       333-237405) pertaining to the 2016 Incentive Compensation Plan of Allot  Ltd., of our reports dated April 10, 2024, with respect to the consolidated financial statements of Allot Ltd., and  the effectiveness of internal control over financial reporting of Allot Ltd., included in this Annual Report (Form  20-F) for the year ended December 31, 2023.

April 10, 2024	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of EY Global